As filed with the Securities and Exchange Commission on June 16, 2025
Registration No. 333-
  ______________________________________________________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
______________________________________________________________________________________________________________________________________________
SUPER MICRO COMPUTER, INC.
 (Exact name of registrant as specified in its charter)
______________________________________________________________________________________________________________________________________________

Delaware	77-0353939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

980 Rock Avenue
San Jose, California 95131
(408) 503-8000
(Address of Principal Executive Offices)

SUPER MICRO COMPUTER, INC. 2020 EQUITY AND INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Charles Liang
President, Chief Executive Officer and Chairman of the Board
980 Rock Avenue
San Jose, California 95131
(408) 503-8000
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

EXPLANATORY NOTE
Super Micro Computer, Inc. (the “Registrant”) hereby files this Registration Statement on Form S-8 (the “Registration Statement”) to register an additional 18,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), under the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan (as amended or amended and restated from time to time, the “Plan”). Previously filed registration statements on Form S-8 relating to the Plan are effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-277666) filed by the Registrant on March 5, 2024, Registration Statement on Form S-8 (Registration No. 333-265414) filed by the Registrant on June 3, 2022 and Registration Statement on Form S-8 (Registration No. 333-239218) filed by the Registrant on June 16, 2020, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(a)The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2024 (Commission File No. 001-33383), filed on February 25, 2025;

(b)The Registrant’s Quarterly Reports on Form 10-Q (Commission File No. 001-33383) for the quarterly periods ended (i) September 30, 2024, filed on February 25, 2025, (ii) December 31, 2024, filed on February 25, 2025, and (iii) March 31, 2025, filed on May 12, 2025;

(c)The Registrant’s Current Reports on Form 8-K (Commission File No. 001-33383) filed on July 22, 2024 (excluding Item 7.01), August 19, 2024 (excluding Item 7.01 and Exhibit 99.1), August 28, 2024, September 20, 2024, September 26, 2024, September 30, 2024, October 30, 2024, November 1, 2024, November 5, 2024 (excluding Item 2.02 and Exhibit 99.1), November 18, 2024, November 20, 2024, November 26, 2024, December 2, 2024, December 6, 2024, December 27, 2024, February 11, 2025 (excluding Item 2.02 and Exhibit 99.1), February 21, 2025, February 26, 2025, March 31, 2025 (excluding Item 7.01 and Exhibit 99.1), and June 6, 2025; and

(d)The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed on March 27, 2007 (Commission File No. 001-33383), as updated by the description of the Class A Common contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2024 (Commission File No. 001-33383), and as amended by any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The amended and restated certificate of incorporation provides that the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

• for any breach of the director’s duty of loyalty to the Registrant or its stockholders;
• for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
• for any transaction from which the director derives any improper personal benefit.

The Registrant’s amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by the Registrant’s stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law.

The Registrant’s amended and restated bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses, liability and loss reasonably incurred in connection with their service for or on the Registrant’s behalf. The Registrant’s amended and restated bylaws provide that it shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit the Registrant to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

The Registrant has entered into indemnification agreements with its directors and executive officers. The indemnification agreements provide that the Registrant will indemnify each of its directors and executive officers against any and all expenses incurred by them because of their status as one of the Registrant’s directors or executive officers, to the fullest extent permitted by law. In addition, the indemnification agreements provide that, to the fullest extent permitted by law, the Registrant will advance all expenses incurred by its directors and executive officers in connection with related legal proceedings.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 8.	Exhibits

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of Super Micro Computer, Inc. as amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation of Super Micro Computer, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 001-33383) filed with the Commission on February 25, 2025)

4.2
Amended and Restated Bylaws of Super Micro Computer, Inc. (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-138370), declared effective by the Commission on March 28, 2007)

4.3
Specimen Stock Certificate for Shares of Common Stock of Super Micro Computer, Inc. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-138370), declared effective by the Commission on March 28, 2007)

5.1	Opinion of Jones Day

23.1	Consent of BDO USA, P.C.

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney

99.1
Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan, amended and restated effective June 4, 2025 (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33383), filed on June 6, 2025)

107	Calculation of Filing Fee Tables

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 16th day of June 2025.

SUPER MICRO COMPUTER, INC.

By:	/s/ Charles Liang
Name: Charles Liang Title: President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 16, 2025	/s/ Charles Liang
Charles Liang
President and Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

Date: June 16, 2025	/s/ David Weigand
David Weigand
Senior Vice President, Chief Financial Officer (Principal Financial Officer)

Date: June 16, 2025	/s/ Kenneth Cheung
Kenneth Cheung
Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)

Date: June 16, 2025	*
Scott Angel
Director

Date: June 16, 2025	*
Robert Blair
Director

Date: June 16, 2025	*
Yih-Shyan (Wally) Liaw
Director

Date: June 16, 2025	*
Judy Lin
Director

Date: June 16, 2025	*
Sara Liu
Director

Date: June 16, 2025	*
Tally Liu
Director

Date: June 16, 2025	*
Susan Mogensen (Susie Giordano)
Director

Date: June 16, 2025	*
Sherman Tuan
Director

* The undersigned, by signing below, does hereby sign this Registration Statement on behalf of the designated directors indicated above pursuant to Power of Attorney filed as Exhibit 24.1 to this Registration Statement.

By: /s/ David Weigand June 16, 2025
David Weigand, Attorney-in-Fact